Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement"), dated as of June 22, 2011, is by and among EnerVest Energy Institutional Fund X-A, L.P. (“Fund X-A”), and EnerVest Energy Institutional Fund X-WI, L.P. (“Fund X-WI”), each a Delaware limited partnership, whose address is 1001 Fannin Street, Suite 800, Houston, Texas 77002 (Fund X-WI collectively with Fund X-A referred to as “Seller”), and Vanguard Permian, LLC, and Encore Energy Partners Operating, LLC, each a Delaware limited liability company, whose address is 5847 San Felipe, Suite 3000, Houston, Texas 77057 ("Buyer").  Seller and Buyer are sometimes together referred to herein as "Parties" and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Seller owns certain oil and gas leasehold interests and related assets more fully described on the exhibits hereto; and

WHEREAS, Seller desires to sell and Buyer desires to acquire these interests and related assets, in each Buyer’s respective undivided proportionate interests as set forth opposite each Buyer’s name in Exhibit G hereto, on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE 1. - DEFINITIONS

1.1.               "Agreement" shall mean this Purchase and Sale Agreement between Seller and Buyer.

1.2.               "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets):

(a)           the Leases;
(b)           the Personal Property and Incidental Rights; and
(c)           the Inventory Hydrocarbons

1.3.               "Assumed Obligations" shall mean:

all liabilities, duties, and obligations, known or unknown that arise out of the ownership, operation or use of the Assets on or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership or operation of the Assets, including obligations to (i) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation contracts, (ii) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets (including those held in suspense by Seller as of the Closing Date for which the Purchase Price is adjusted downward pursuant to Section 3.3(b)(5), (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all Wells, including temporarily abandoned wells, (d) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) pay the proportionate share attributable to the Assets to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and laws with respect to Environmental Obligations or Liabilities and (f) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Personal Property and Incidental Rights, or as required by any law including the payment of all Taxes for which Purchaser is responsible hereunder, provided that, “Assumed Obligations” does not mean or include Seller's obligations and liabilities (a) with respect to any amounts that may be due and owing Seller's officers, employees or owners, (b) with respect to the Excluded Assets, (c) with respect to any personal injury or death occurring prior to the Effective Time in any way related to any Asset, (d) related to Seller’s  breach of any of Seller’s covenants or agreements in Sections 11.2 through 11.4 contained in this Agreement or (e) Seller’s  breach of any representation or warranty made by Seller contained in Sections 4(a) through 4(f) of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 13.2(k) as it relates to Sections 4(a) through 4(f).

1.4.               “Business Days” shall mean any day of the week exclusive of weekends and holidays.

1.5.               "Closing" shall be as defined in Section 13.1.

1.6.               "Closing Date" shall be as defined in Section 13.1.

1.7               “Designated Accountant” shall mean PwC, or if such firm is unable or unwilling to serve, such other independent accounting firm not used by Seller or Buyer as is mutually appointed by Buyer and Seller.

1.8.               "Effective Time" shall mean 7:00 a.m., local time, on May 1, 2011.

1.9.               “Environmental Defect” shall mean:  (i) a condition or activity with respect to an Asset that is in violation of, any federal, state or local statute, rule, order or other regulation (“Environmental Law”) relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling or management of industrial or solid waste, hazardous waste,  hazardous or toxic substances, chemicals or pollutants, petroleum, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas (“Regulated Substances”); (ii) the presence of Regulated Substances in the soil, groundwater, or surface water in, on, at or under an Asset in any manner or quantity which is required to be remediated by Environmental Law ; or (iii) the presence of wastes   on the lease premises .  Buyer and Seller agree that for a condition to be in violation of any statute or regulation referred to in the preceding sentence, it shall not be necessary that Seller shall be under notice of violation from a federal or state regulatory agency.

1.10.                 "Environmental Obligations or Liabilities" shall mean all liabilities,  obligations, expenses (including, without limitation, all attorneys' fees), fines, penalties, costs, claims, suits or damages (including natural resource damages) of any nature, associated with the Assets, attributable to or resulting from:  (i) pollution or contamination of soil, groundwater or air, on the Assets and any other contamination of or adverse effect upon the environment, (ii) underground injection activities and waste disposal, (iii) clean-up responses, remedial, control or compliance costs, including the required cleanup or remediation of spills, pits, ponds, or lagoons, including any subsurface or surface pollution caused by such spills, pits, ponds, or lagoons, (iv) noncompliance with applicable land use, permitting, surface disturbance, licensing or notification requirements, (v) all obligations for plugging, replugging and abandoning any wells, the restoration of any well sites, tank battery sites and gas plant sites, the proper removal, disposal and abandonment of any wastes or fixtures including without limitation the removal and disposal of old, unused and/or abandoned equipment and other personal property currently located on the lease premises, and the proper capping and burying of all flow lines, which are included in the Assets; and (vi) violation of any federal, state or local environmental or land use law.  Notwithstanding anything to the contrary set forth in, or implied by, this Section 1.10.

1.11.                 "Excluded Assets" shall mean the following:

(a)           (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time;

(b)           all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax records which relate to any Assumed Obligations, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

(c)           all claims and causes of action asserted on behalf of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring or effecting periods prior to the Effective Time;

(d)           except as otherwise provided in Article 15, all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards;

(e)           all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except the Inventory Hydrocarbons;

(f)           claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(g)           all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

(h)           all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(i)           all of Seller's intellectual property not required for Buyer’s ownership, administration, or operation of the Assets, including, but not limited to, proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

(j)      all of Seller’s currently existing royalties, overriding royalties  and mineral interests and any of the Seller’s affiliates’ interests in the Assets; provided, however, that same do not act to decrease the net revenue interest for any Asset below that set forth in Exhibit B hereto for such Asset or increase the working interest for any Asset above that set forth in Exhibit B for such Asset without at least a proportionate increase in the net revenue interest for such Asset; and

(k)           all equipment and personal property included on Exhibit H.

1.12.                 "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas,  condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including CO2), and shall also refer to all other minerals of every kind and character which may be covered by or included in the Leases and Assets.

       1.13.                 "Indemnity Agreement" means that certain Indemnity Agreement dated July 13, 2004, by and between St. Mary Energy Company and St. Mary Land & Exploration Company and MAK-J Energy Partners (Texas), Ltd.

1.13.                 "Inventory Hydrocarbons" shall mean all merchantable oil and condensate (for oil or liquids in storage tanks, being only that oil or liquids physically above the top of the sales outlet of such tanks) produced from or attributable to the Leases prior to the Effective Time which have not been sold by Seller and are in storage at the Effective Time.

1.14.                 "Leases" shall mean, except to the extent constituting Excluded Assets,  the interests owned by Seller as specifically set forth on Exhibit A, or which Seller is entitled to receive by reason of any participation, joint venture, farm-in, farm-out, joint operating agreement, unitization agreement or other agreement, in and to the oil, gas and/or mineral leases, permits, licenses, concessions, leasehold estates,  it being the intent hereof that the  term "Leases" includes  Seller's right, title and interest in the interests as specifically described on Exhibit A .

1.15                “Lowest Cost Response” shall mean the response required or allowed under Environmental Law or necessary to clean up wastes that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is allowed under Environmental Law.

1.16.                 "Performance Deposit" shall be as defined in Section 3.2.

1.17.                 "Personal Property and Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same do not constitute Excluded Assets and are attributable to, appurtenant to, incidental to, or used  for the operation of the Leases or lands unitized or pooled with the Leases:

(a)            all easements, rights-of-way, permits, licenses, servitudes, surface leases or other interests;

(b)           all wells, injection wells, equipment and other personal property, inventory, spare parts, tools, fixtures, pipelines, platforms, tank batteries, appurtenances, and improvements situated upon the Leases and used or held for use in connection with the development or operation of the Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Leases including, without limitation, the gas gathering system described on Exhibit I and all equipment now located on the Leases necessary or useful in connection with the current waterflood programs used in the operation of the Leases;

(c)           all contracts, agreements, and title instruments to the extent attributable to and affecting the Assets in existence at Closing, including all Hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing, and fractionating contracts, joint operating agreements, farmout agreements, farmin agreements and all unit agreements including those listed on Schedule 1.17(c), and including all of Seller’s rights under that certain Indemnity Agreement dated July 13, 2004 by and among St. Mary Energy Company, St. Mary Land and Exploration Company and  Mak-J Energy Partners (Texas), Ltd., the predecessor in interest to Seller; and

(d)           originals of all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as the same are directly related to the Leases; including, without limitation, all seismic, geological, geochemical, and geophysical information and data and third party reserve reports and associated data, to the extent that such data is not subject to any third party restrictions, but excluding Seller's proprietary interpretations of same, unless, in the case of third party restrictions requiring a payment of a fee or other consideration, Buyer has agreed to pay such fee or other consideration.

1.18.                 "Purchase Price" shall be as defined in Section 3.1.

1.19.                 “Retained Obligations” shall mean all liabilities, duties, and obligations that arise out of the ownership, operation or use of the Assets prior to the Effective Time, including obligations to (i) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation contracts, (ii) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (iii) pay the proportionate share attributable to the Assets to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and laws with respect to Environmental Obligations or Liabilities and (iv) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Personal Property and Incidental Rights, or as required by any law including the payment of all Taxes for which Seller is responsible hereunder provided that, notwithstanding anything stated herein to the contrary, upon the first anniversary of the Closing Date, except as provided below, all of the Retained Liabilities shall be deemed to automatically expire, and the definition of “Assumed Obligations” of Buyer shall thereafter be read to include all of the Retained Liabilities relating to the Assets that arise out of the ownership, operation or use of the Assets prior to, on or after the Effective Time (except Seller's obligations and liabilities (a) with respect to any amounts that may be due and owing Seller's officers, employees or owners, (b) with respect to the Excluded Assets, (c) with respect to any personal injury or death occurring prior to the Effective Time in any way related to any Asset, (d) related to Seller’s  breach of any of Seller’s covenants or agreements in Sections 11.2 through 11.4 contained in this Agreement or (e) Seller’s  breach of any representation or warranty made by Seller contained in Sections 4(a) through 4(f) of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 13.2(k) as it relates to Sections 4(a) through 4(f)); provided further, that to the extent that any claims for indemnification have been asserted under Article 17 with respect to any Retained Liabilities, then such asserted claims for indemnification shall continue to survive after the first anniversary of the Closing Date until such asserted claims for indemnification are resolved in accordance with the terms of this Agreement.

1.20                Other Definitions.  In addition to these definitions, other terms are defined throughout this Agreement as designated by capitalized words enclosed in quotations

ARTICLE 2. - AGREEMENT TO PURCHASE AND SELL

Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for the Assets, other than the Excluded Assets, and to assume the Assumed Obligations at the Closing.

ARTICLE 3. - PURCHASE PRICE AND PAYMENT

3.1.               Purchase Price.

Subject to adjustment as set forth below, the Purchase Price for the Assets shall be Seventy-Six Million Dollars ($76,000,000.00), allocated among the Assets as provided in Exhibit B.

3.2.               Performance Deposit.

Immediately upon the execution hereof, Buyer shall pay Seller a Performance Deposit equal to Seven Million Six Hundred Thousand Dollars ($7,600,000.00). The Performance Deposit will be deposited into an interest earning account by Seller. If Seller and Buyer close the transaction as contemplated by this Agreement, the Performance Deposit (as increased by any interest actually earned thereon) shall be applied to the Purchase Price.  If Buyer and Seller fail to close the transaction contemplated by this Agreement, Seller and Buyer shall have the respective rights and obligations with respect to the Performance Deposit set forth in Sections 9.2, 16.1 and 16.2 hereof.

3.3.               Final Settlement/Purchase Price Adjustments.

Within 90 days after Closing, Seller shall provide to Buyer, for Buyer's concurrence, an accounting (the "Final Settlement Statement") of the actual amounts of Seller's and Buyer's Credits for the adjustment set out in this Section 3.3.  Buyer shall have the right for 30 days after receipt of the Final Settlement Statement to audit and take exceptions to such adjustments.  The Parties shall attempt to resolve any disagreements on a best efforts basis.   Those credits agreed upon by Buyer and Seller shall be netted and the final settlement shall be paid as directed in writing by the receiving party, on final adjustment by the party owing it (the "Final Settlement").  If Buyer and Seller have not agreed on the Final Settlement Statement before the 60th day after Buyer’s receipt thereof, the Final Settlement Statement shall be determined by the Designated Accountant.  The Designated Accountant’s determination of the Final Settlement Statement shall be conclusive.  One-half of the Designated Accountant’s fees associated with the determination of the Final Settlement Statement shall be paid by each Party.

The Purchase Price shall be adjusted as follows:

(a)           The Purchase Price shall be adjusted upward by the following ("Seller's Credits"):

(1)           the value of (i) all Inventory Hydrocarbons, such value to be based upon the prevailing market value for crude oil in effect as of the Effective Time adjusted for grade and gravity, less taxes and transportation fees deducted by the purchaser of such oil, such oil to be measured at the Effective Time by the Seller, who is the operator of the Assets, with adequate notice provided to Buyer so that Buyer may, if it so chooses, have representatives present to witness all gauging and strapping activities and (ii) the value of all of Seller's unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time valued in the same manner as if such products had been sold under the contract then in existence between Seller and the purchaser of such products or, if there is no such contract, valued in the same manner as if said products had been sold at the posted price for said products;

(2)           the amount of all prudent production expenses, operating expenses and expenditures attributable to the operation of the Assets on and after the Effective Time paid by the Seller and accrued prior to the date Buyer assumes operations as determined pursuant to Exhibit E in accordance with generally accepted accounting principles;

(3)           an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement; and

(4)           any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(b)           The Purchase Price shall be adjusted downward by the following ("Buyer's Credits"):

(1)           the total collected sales value of all Hydrocarbons, excluding Inventory Hydrocarbons, sold by the Seller after the Effective Time, all of which are attributable to the Assets, and any other monies collected by the Seller with respect to the ownership or operation of the Assets after the Effective Time;

(2)           the amount of all unpaid ad valorem, property, production, excise, severance and similar taxes and assessments (but not including income taxes), which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; any reduction for ad valorem and personal property taxes for the current year shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period just ended multiplied by the fractional portion of the current year which precedes the Effective Time;

(3)           all actual production expenses, operating expenses, repair expenses, maintenance expenses, overhead under applicable operating agreements and capital expenditures incurred by Seller and paid by Buyer in connection with the Assets (including, without limitation, royalties, minimum royalties, rentals, and prepaid charges, including, without limitation, prepaid taxes and prepaid insurance), to the extent they are attributable to ownership or operation of the Assets before the Effective Time;

(4)           an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement;

(5)           an amount equal to the sum of amounts held in suspense by Seller for the account of third parties, as detailed on the attached Schedule 3.3(b)(5), (obligations for payment of which amounts to such third parties Buyer shall assume at Closing); and

(6)           any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(c)           Seller shall prepare and deliver to Buyer, at least five (5) Business Days prior to Closing, Seller's estimate of the adjusted Purchase Price to be paid at Closing, together with a preliminary statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to this Section 3.3.  The Parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.  In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Buyer's agreed upon estimated adjustments and Seller's good faith estimate of any disputed amounts (and any such disputes shall be resolved by the parties in connection with the resolution of the Final Settlement Statement).

ARTICLE 4. - SELLER'S REPRESENTATIONS AND WARRANTIES

 Each Seller, severally and not jointly, as to itself and the interest it owns, represents and warrants to Buyer as of the date hereof, and the Closing Date that:

(a)           Seller is organized as a Delaware limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in those states where it is required to do so.

(b)           Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of its governing documents or any agreement or instrument to which it is a party or by which it is bound (except any provision contained in agreements customary in the oil and gas industry relating to (1) the Preferential Purchase Rights (defined below) affecting all or any portion of the Assets; (2) required consents to transfer and related provisions; (3) maintenance of uniform interest provisions; and (4) any other third-party approvals or consents contemplated herein), or any judgment, decree, order, statute, rule, or regulation applicable to Seller;

(c)           This Agreement, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing, constitute legal, valid and binding obligations of Seller in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

(d)           There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the knowledge of Seller, threatened against Seller;

(e)           The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Seller;

(f) The Assets are not subject to any liens, security interests or mortgages of any kind or nature other than those that will be released prior to or on Closing;,

(g) All payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under any Lease or other agreement referenced in Schedule 1.17(c)  have been and are being made (timely, and before the same became delinquent) by the Seller, and  Seller is not in default in any material respect of any obligation under any Lease or other agreement referenced in Schedule 1.17(c) and, to  Seller’s knowledge, no such default has been asserted as of the Effective Time, the date of this Agreement or as of the Closing Date;

(h) The operation of the Assets has been in accordance with prevailing industry standards and is in compliance with all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, writs, injunctions, decrees or other official acts of or by any governmental authority  (“Laws”), and Seller has received no written notice of any default under, and to Seller’s knowledge no condition exists that with notice or lapse of time or both would constitute a default under, any Law;

(i) Seller possesses all licenses, permits, certificates, orders, approvals and authorizations necessary to own and operate the Assets and to carry on business as now being conducted;

(j) All taxes based on or measured by the ownership of any Asset or the production of hydrocarbons or the receipt of proceeds therefrom which are due and payable by Seller or any operator of any Asset have been paid or are currently being contested in good faith;

(k) Seller has not received written notice of any actual or threatened taking of any part of the Assets by reason of condemnation;

(l) There is no pending action, suit, proceeding, arbitration, claim or investigation by any person, entity, administrative agency or governmental body, pending or, to Seller’s knowledge, threatened against Seller relating to the Assets or against third parties but otherwise impacting Seller’s interests in the Assets as of the Effective Time, the date of this Agreement or as of the Closing Date;

(m) No third party has any option to purchase or similar right under any agreement with respect to production of hydrocarbons attributable to Seller’s interest in any Asset except as set forth on Schedule 4(m).

(n) Except as set forth on Schedule 4(n), there are no existing commitments or obligations or authorities for expenditure for which Buyer will be liable to pay costs or expenses in excess of $50,000.00 for the drilling, completing, equipping, maintaining, deepening, side tracking, reworking or plugging and abandonment of any Asset or other costs or expenses arising from or relating to the ownership of any Asset, and no operation has been proposed on any Asset for which Seller has not yet responded.

(o) The Assets are not subject to any Preferential Purchase Rights except as set forth on Schedule 4(o);

(p) With respect to any agreement or contract for the sale of hydrocarbons affecting or relating to the Assets (the “Sales Contracts”):

o
Seller is not obligated by virtue of (i) any prepayment arrangement, (ii) a “take-or-pay” or similar provision, (iii) a production payment, or (iv) any other arrangement to deliver hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor.

o
Payments for hydrocarbons sold pursuant to each of the Sales Contracts are current (subject to adjustment in accordance with the Sales Contracts) and to Seller’s knowledge in accordance with the prices set forth in the Sales Contracts.

o	No Sales Contract has a term in excess of 60 days or is not terminable upon notice of 60 days or less except as set forth on Schedule 4(p);

(q) To the best of Seller's knowledge, no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to materially adversely affect the ownership, operation, value or use of any Asset after the Effective Time;

(r) Schedule 1.17(c) is a list of all material contracts and agreements to which any of the Assets are bound, including (a) joint operating agreements, (b) agreements with any Affiliate of Seller, (c) any production sales contracts, (d) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Assets other than conventional rights of reassignment, (e) gas balancing agreements, (f) exploration agreements, (g) pooling, unitization or communitization agreement, (h) area of mutual interest agreements and (i) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information directly or indirectly relating to the Assets;

(s) Except as disclosed on Schedule 4(s), Seller does not have any Imbalances arising with respect to the Assets, and (i) no person is entitled to receive any material portion of the Seller’s hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas  contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements; and

(t) Except as disclosed on Schedule 3.3(b)(5), there are no amounts held In suspense by Seller with respect to any of the Assets.

ARTICLE 5. - BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof, and the Closing Date that:

(a)           Each Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in those states where it is required to do so;

(b)           Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's articles of incorporation, partnership agreement(s), by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Buyer;

(c)           the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Buyer;

(d)           this Agreement, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

(e)           there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Buyer threatened against Buyer;

(f)           Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with this Agreement and the transaction provided herein;

(g)           Buyer is an experienced and knowledgeable investor and operator in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, and other professional counsel concerning this Agreement, the Assets and the value thereof; and,

(h)           Buyer has the financial resources to close the transaction contemplated by this Agreement, and if third party financing is a requirement for Buyer’s ability to close, Buyer has obtained such financing.

ARTICLE 6. - ACCESS TO INFORMATION AND INSPECTIONS

6.1.               Title Files.

Promptly after the execution of this Agreement and up to and including the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, with copying privileges, in Seller's or Seller’s representative’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, payout statements and agreements pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller.  No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.2.               Other Files.

Promptly after the execution of this Agreement and up to and including the Closing Date, Seller shall permit Buyer and its representatives at reasonable times during normal business hours to examine, with copying privileges, in Seller's or Seller’s representative’s offices , all production, well, regulatory, engineering, seismic, geological, geophysical and geochemical information, accounting information and other information, files, books, records, and data pertaining to the Assets as requested by Buyer, insofar as the same may now be in existence and in the possession of Seller, excepting economic evaluations, reserve reports and any such information that is subject to the attorney/client and work product privileges.  No warranty of any kind is made by Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom are the result of its own independent review and judgment.

6.3.               Confidentiality Agreement.

All information made available to Buyer pursuant to this Agreement shall be maintained in confidence by Buyer until Closing in accordance with the terms and provisions of that certain agreement dated April 19, 2011 by and among Vanguard Natural Resources, LLC and EnerVest, Ltd. (“Confidentiality Agreement”).

6.4.               Inspections.

Promptly after the execution of this Agreement and until Closing, Seller, subject to any necessary third-party operator approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable physical inspections of the Assets.

6.5.               No Warranty or Representation on Seller's Information.

EXCEPT AS PROVIDED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLER; PROVIDED, HOWEVER, THAT SELLER REPRESENTS THAT IT HAS NOT KNOWINGLY INCLUDED IN ANY DISCLOSURE INFORMATION THAT IS FALSE OR MISLEADING OR KNOWINGLY FAILED TO DISCLOSE ANY INFORMATION, THE ABSENCE OF WHICH RENDERS INFORMATION THAT HAS BEEN DISCLOSED FALSE OR MISLEADING.  ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK.

ARTICLE 7. - ENVIRONMENTAL MATTERS AND ADJUSTMENTS

7.1.               Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right, at reasonable times during normal business hours, to conduct its Phase I investigation into the status of the physical and environmental condition of the Assets.  If, in the course of conducting such investigation, Buyer discovers that any Asset is subject to a material Environmental Defect, Buyer may raise such Environmental Defect in the manner set forth hereafter.  For purposes hereof, the term “material” shall mean the cost, in the aggregate, of remediating Environmental Defects of a similar nature that exceeds $50,000.00, the Parties agreeing that such amount is a deductible, and that Buyer shall only be entitled to claim a defect for the amount in excess of $50,000.00 (and subject to Section 9.1).  No later than 5:00 p.m., C.D.T., on  July 22, 2011 (the “Environmental Defect Notice Date”), Buyer shall notify Seller in writing specifying such Environmental Defects, if any, the Assets affected thereby, and Buyer's good faith detailed calculation of the net reduction in value of the Assets affected by such defects which shall take into account, among other factors, the Lowest Cost Response, as determined by the environmental expert that performed the Phase I investigation of the relevant Asset on behalf of Buyer.  The “Environmental Defect Value” shall be Buyer’s good faith calculation of the net reduction in value unless Seller objects to same and a different value is agreed upon or determined pursuant to Section 7.2, in which case, such amount shall be the Environmental Defect Value.  Prior to Closing, Buyer and Seller shall treat all information regarding any environmental conditions as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without the written consent of the other Party unless required by law.

7.2               If Seller does not agree with Buyer’s assessment of the net reduction in value of the Assets affected by an Environmental Defect, representatives of Buyer and Seller shall meet no later than three (3) Business Days after the Environmental Defect Notice Date to attempt to resolve any such disagreement.  If the Parties are unable to resolve by agreement all disputed matters at such meeting, they shall jointly engage the environmental consulting firm of Environmental Compliance Associates, Inc., located at P.O. Box 770005, 10590 Westoffice Drive, Suite 150, Houston, Texas 77042 (the “Joint Consultant”) to inspect the Assets that are the subject of the dispute and provide its assessment of the net reduction in value of the Assets affected by such defect taking into account, among other factors, the Lowest Cost Response.  The disputed Environmental Defect Value shall be the average of Buyer’s proposed Environmental Defect Value and the Environmental Defect Value determined by the Joint Consultant, reduced by the deductible set forth in Section 7.1.  All costs and expenses attributed to the Joint Consultant and its work hereunder shall be borne jointly by Seller and Buyer in equal portions.

7.3.               If Buyer fails to notify Seller prior to or on the Environmental Defect Notice Date of any Environmental Defects, all such Environmental Defects will be deemed waived, Seller shall be released from any liability therefore, the Parties shall proceed with Closing, Seller shall be under no obligation to correct the Environmental Defects, and Buyer shall assume the risks, liability and obligations associated with such Environmental Defects.

7.4.               In the event that Buyer provides Seller with an Environmental Defect Notice, and subject to Article 9, Seller and Buyer shall reduce the Purchase Price by the aggregate amount of the Environmental Defect Values for such Environmental Defects and proceed to Closing with respect to the affected Assets.

ARTICLE 8. - TITLE DEFECTS AND ADJUSTMENTS

8.1.               Definitions.

For purposes hereof, the terms set forth below shall have the meanings assigned thereto.

(a)           “Allocated Value” shall mean the dollar amount allocated to each producing Asset as set forth on Exhibit B.

(b)           "Defensible Title", subject to and except for the Permitted Encumbrances (as hereinafter defined), means:

(i)           As to the Leases, such title held by Seller and reflected by appropriate documentation properly filed in the official records of the jurisdiction in which the Lease or Leases are located that (a) entitles Seller and will entitle Buyer, after Closing, to own and receive and retain, without suspension, reduction or termination, payment of revenues for not less than the  net revenue interest shown on Exhibit B of all oil and gas produced, saved and marketed from or attributable to the well or unit indicated through the plugging, abandonment and salvage of such wells;  (b) obligates Seller, and will obligate Buyer after Closing, to bear the costs and expenses relating to the maintenance, development and operation of such well or unit through the plugging, abandonment and salvage of such wells in an amount not greater than the expense interest of Seller set forth in Exhibit B (unless Seller's net revenue interest therein is proportionately increased); and (c) the Assets are free and clear of any liens, burdens or encumbrances of any kind or character.

(c)           "Title Defect" shall mean any matter, other than the Permitted Encumbrances as defined herein, which causes Seller to have less than Defensible Title to any of the Leases as of the Closing Date.

(d)           "Title Defect Property" shall mean any Lease or portion thereof burdened by a Title Defect:

(e)	"Permitted Encumbrances" shall mean any of the following matters:

(i) defects in the early chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings;

(ii)  defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time, and which have not been released of record;

(iii)           tax liens and mechanic's liens for amounts not yet due and payable,  or those that are being contested in good faith by Seller in the ordinary course of business;

(iv)           to the extent any of the following do not diminish the value  of, or impair the conduct of operations on, any of the Assets and do not impair Seller's right to receive the revenues attributable thereto:  (x) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like, and (y) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of property owned or leased by Seller or over which Seller owns rights of way, easements, permits or licenses;

(v)                      all lessors' royalties, overriding royalties, net profits interests, carried interest, production payments, reversionary interests and other burdens on or deductions from the proceeds of production if the net cumulative effect of such burdens or deductions does not reduce the net revenue interest of Seller in any well affected thereby as reflected in Exhibit B or impair the right to receive revenues attributable thereto or do not obligate Seller to bear an expense interest for any well in any amount greater than the expense interest set forth in Exhibit B;

(vi)           preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting the rights has expired, upon delivery of proper notice to the appropriate third parties, without an exercise of the rights prior to the Closing Date;

(vii)           all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance;

(viii)           defects or irregularities of title arising out of events or transactions which have been barred by limitations; and,

(ix) any encumbrance or other matter having an aggregate adverse effect on the value of the Assets of less than $25,000, the Parties agreeing that such amount will be a threshold, and, for purposes of this Agreement, any encumbrance or other matter having an aggregate adverse effect on the value of the Assets in excess of such threshold shall be deemed to be “material”; and,

(x) any encumbrance or other matter (whether or not constituting a "Title Defect") expressly waived in writing by Buyer.

8.2.              Notice of Title Defects.

Subject to Article 9, no later than 5:00 p.m., C.D.T., on July 22, 2011 (the “ Title Defect Notice Date”), except those constituting a breach of the special warranty of title provided by Seller contained in the relevant Assignment and Bill of Sale, Buyer may provide Seller written notice of any Title Defect  along with a description of those matters which, in Buyer's reasonable opinion, constitute Title Defects and setting forth in reasonable detail Buyer's calculation of the  value for each  Title Defect.  Buyer agrees to provide Seller with notice of such Title Defects as soon as reasonably practicable following their discovery by Buyer.  Seller may elect, at its sole cost and expense, but without obligation, to cure all or any portion of such Title Defects prior to Closing.  Buyer's failure to deliver to Seller such notice on or before the  Title Defect Notice Date shall be deemed a waiver by Buyer of all  Title Defects that Seller does not have notice of on such date except those constituting a breach of the special warranty of title provided by Seller contained in the relevant Assignment and Bill of Sale.  Any defect or deficiency concerning Seller’s title to the Assets not asserted by Buyer prior to the Title Defect Notice Date shall be deemed waived by Buyer for all purposes except those constituting a breach of the special warranty of title provided by Seller contained in the relevant Assignment and Bill of Sale.

8.3.              Title Defect Adjustment.

In the event that Buyer provides Seller with a Title Defect Notice relating to a Title Defect not previously cured by Seller prior to Closing as set forth above, and subject to Article 9, Seller and Buyer shall reduce the Purchase Price by the aggregate amount of the Title Defect Values for such Title Defects and proceed to Closing with respect to the affected Assets.

8.4.               Title Defect Values.

In determining the value of a Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the Leases, whether an undivided interest, separate interest or otherwise, adversely affected by the Title Defect as agreed to by the Parties.  The Title Defect Value shall in no event exceed the Allocated Value of the affected Asset.  Subject to such limitation, the Title Defect Value shall be determined by the Parties in good faith taking into account all relevant factors, including, but not limited to, the following:

(i)             the Allocated Value of the Assets affected by the Title Defect;

(ii)              the reduction in the warranted NRI of the Title Defect Asset as set forth on Exhibit B, or the amount by which the cost sharing percentage for such Asset is greater than the warranted WI as set forth on Exhibit B;

(iii)               if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(iv)               the legal effect of the Title Defect; and

      (v)                     if the Title Defect is a lien or encumbrance on the Asset, the cost of removing such lien or encumbrance.

8.5.               Title Warranty.

SELLER SHALL CONVEY SELLER'S INTERESTS IN AND TO THE ASSETS TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, WITHOUT WARRANTY OF TITLE,  EXCEPT THAT SELLER SPECIALLY WARRANTS AND AGREES TO DEFEND TITLE TO ITS OWNERSHIP INTEREST IN THE ASSETS AS, AND TO THE EXTENT, SET FORTH IN EXHIBIT B HERETO, AGAINST THE CLAIMS, ENCUMBRANCES AND DEMANDS OF ALL PERSONS CLAIMING TITLE TO THE ASSETS BY, THROUGH, OR UNDER SELLER BUT NOT OTHERWISE, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT C HERETO.

ARTICLE 9. – AGGREGATE DEDUCTIBLE; OPTION TO TERMINATE

9.1               Aggregate Deductible.  Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to any remedy relating to an alleged material Environmental Defect or Title Defect unless, and except to the extent that, the aggregate cost associated with remedying all alleged material Environmental Defects and Title Defects not cured or indemnified against by Seller exceeds Three Million Forty Thousand Dollars ($3,040,000.00) (4% of the Purchase Price) (the “Aggregate Adjustment Deductible”) and Buyer shall be solely responsible for and bear all costs and expenses after Closing associated with any and all alleged Environmental Defects and Title Defects up to the Aggregate Adjustment Deductible.

9.2               Option to Terminate.  If the aggregate of the Title Defect Value determined pursuant to Article 8 plus the aggregate of the Environmental Defect Value determined pursuant to Article 7 shall exceed ten percent of the Purchase Price, either Buyer or Seller may, at its sole option, terminate this Agreement without any further obligation by giving written notice of termination.  In the event of such termination, Seller shall return to Buyer the Performance Deposit (as increased by any interest earned as described in Section 3.2) within five (5) days of receipt of the notice of termination and neither Party shall have any further obligation or liability hereunder.

ARTICLE 10. - PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

10.1.                 Actions and Consents.

(a)           Seller and Buyer agree that each shall use all reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction provided in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that could prohibit or delay the timely consummation of such transaction.

(b)           Seller shall properly notify all holders of (i) preferential rights to purchase the Assets (“Preferential Purchase Rights”), (ii) rights of consent to the assignment, or (iii) rights of approval to the assignment of the Assets, and of such terms and conditions of this Agreement to which the holders of such rights are entitled within five (5) business days after the date this agreement is executed.  Seller shall promptly notify Buyer if any Preferential Purchase Rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received.  If, prior to Closing, a holder of a Preferential Purchase Right notifies Seller that it intends to exercise its right with respect to an Asset to which its Preferential Purchase Right applies (as determined in accordance with the agreement in which the Preferential Purchase Right arises), the Asset (or relevant portion thereof) covered by said Preferential Purchase Right shall be excluded from the Assets to be conveyed to Buyer, and the Purchase Price shall be reduced by the Allocated Value of said Asset (or proportionate part thereof if only a partial interest is affected).  If the holder of the Preferential Purchase Right fails to consummate the purchase of the Asset subject to the Preferential Purchase Right, Seller shall promptly notify Buyer.  Within ten (10) business days after Buyer’s receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Asset under the terms of this Agreement for a price equal to the Allocated Value of such Asset (or proportionate part thereof).  Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Asset if Buyer is not notified of the Preferential Purchase Right holder’s failure to consummate the purchase of the Asset within ninety (90) calendar days following Closing.

(c)           With respect to any portion of the Assets for which a Preferential Purchase Right has not been asserted prior to Closing or a consent or other approval to assign has not been granted and for which the time for election to exercise such Preferential Purchase Right or to grant such consent has not expired, Closing with respect to the portion of the Assets subject to such outstanding obligations will be deferred (the “Third Party Interests”). Closing with respect to all other Assets will proceed as provided in this Agreement, but the Purchase Price delivered to Seller at Closing will be reduced by the allocated value of the Third Party Interests.  In the event that, within ninety (90) days after Closing, any such Preferential Purchase Right is waived or consent or approval is obtained or the time for election to purchase or to deliver a consent or approval passes after delivery of proper notice to the holders of the Third Party Interests (such that under the applicable documents, Seller may sell the affected Third Party Interest to Buyer), then the Closing with respect to the applicable portion of the Third Party Interests will proceed promptly. If such waivers, consents or approvals as are necessary are not received by Seller within the applicable ninety (90) day period, Seller shall retain such Third Party Interests and the Parties shall have no further obligation to each other with respect thereto.

ARTICLE 11. - COVENANTS OF SELLER

11.1.                 Covenants of Seller Pending Closing.

(a)           From and after the date of execution of this Agreement and until the Closing, and subject to Section 11.2 and the constraints of applicable operating and other agreements, Seller shall operate, manage, and administer the Assets in a good and workmanlike manner consistent with its past practices, including maintenance of insurance on all Assets, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.  Seller shall use all best efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Seller owns an interest, and shall perform all obligations of Seller in or under all such agreements relating to the Assets; provided, however, Buyer's remedy for Seller's breach of its obligations under this Section 11.1(a) shall be limited to the amount of that portion of the Purchase Price allocated in Exhibit B to that portion of the Assets affected by such breach.  Seller shall, except for emergency action taken in the face of serious risk to life, property, or the environment (1) submit to Buyer, for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than $50,000.00; (2) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets; (3) obtain Buyer's written approval prior to voting under any operating, unit, joint venture, partnership or similar agreement; and (4) not approve or elect to go nonconsent as to any proposed well or plug and abandon or agree to plug and abandon any well without Buyer's prior written approval.  On any matter requiring Buyer's approval under this Section 11.1(a), Buyer shall respond within five (5) days to Seller's written request for approval and failure of Buyer to respond to Seller's request for approval within such time shall release Seller from the obligation to obtain Buyer's approval before proceeding on such particular matter only.

(b)           Seller shall promptly notify Buyer of any suit, lessor demand action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action or materially adverse change which relates to the Assets or which might result in impairment or loss of Seller's interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

11.2.                 Limitations on Seller's Covenants Pending Closing.

To the extent Seller is not the operator of any of the Assets, the obligations of Seller in Section 11.1 concerning operations or activities which normally or pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use all reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

11.3.                  Audit Rights.

Following the Closing, Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets for the period from one year prior to the Effective Time through the Closing Date.  Seller agrees that it will cooperate and assist such auditors including, without limitation, making available (at Buyer’s sole cost and expense) books, records, and personnel reasonably requested by such auditing firm.

11.4.                 Exclusive Negotiations.

In consideration of the time, expense and effort to be expended by Buyer in connection with the transactions contemplated hereby, Seller will not, and will use its best efforts to insure that its affiliates and representatives do not, directly or indirectly, solicit any offer from, initiate or engage in any discussions or negotiations with, or provide any information to, any person or entity (other than Buyer, its affiliates and representatives) concerning any possible proposal regarding a transaction involving the Assets.  Seller shall promptly advise Buyer orally and in writing of any inquiry or proposal by a third party regarding such a transaction.

ARTICLE 12. - CLOSING CONDITIONS

12.1.                 Seller's Closing Conditions.

The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b)           the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Buyer;

(c)           all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and,

(d)           as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency seeking to restrain Seller or prohibit the Closing or seeking damages against Seller as a result of the consummation of this Agreement.

12.2.                      Buyer's Closing Conditions.

The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction, at or prior to the Closing, of the following conditions:

(a)           all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

(b)           the execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate, partnership or otherwise, on the part of Seller;

(c)           all necessary consents of and filings with any state or federal governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived, except to the extent that such consents and filings are normally obtained, accomplished or waived after Closing; and;

(d)           as of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking damages against Buyer as a result of the consummation of this Agreement.

ARTICLE 13. - CLOSING

13.1.                 Closing.

The closing of this transaction (the "Closing") shall be held at the offices of Seller at 10:00 a.m., local time, on July 29, 2011 or at such earlier date or place as the Parties may agree in writing (herein called "Closing Date").  Time is of the essence and the Closing Date shall not be extended unless by written agreement of the Parties.  On or before five (5) business days prior to Closing, Buyer and Seller shall use their best efforts to provide each other copies of all closing documents.

  13.2.                      Seller's Closing Obligations.

At Closing, except to the extent comprising the Excluded Assets, Seller shall deliver to Buyer the following:

(a)           the executed and properly acknowledged Conveyances, Assignments, and Bills of Sale containing a special limited warranty of title substantially in the form attached hereto as Exhibit C and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets as set forth on Exhibits A and B only to Buyer in accordance with the provisions hereof;

(b)           a non-foreign affidavit executed by Seller in the form attached as Exhibit D;

(c)           appropriate regulatory forms appointing Buyer as the operator for those Assets which Seller operates and notices to third party working interest owners of the change of ownership;

(d)           copies of all third-party waivers, consents, approvals, permits and actions obtained; and

(e)           exclusive possession of the Assets;

(f)           letters-in-lieu of transfer orders in form acceptable to Seller and Buyer;

(g)           a Reporting and Accounting Memorandum executed by Seller in the form attached as Exhibit E;

              (h) fully executed releases of all liens and encumbrances burdening the Assets in form and substance reasonably satisfactory to Buyer;

              (i) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer;

              (j) a partial assignment of the Indemnity Agreement, in the form attached hereto as Exhibit J; and

        (k) a certificate by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been fulfilled.

    13.3.                      Buyer's Closing Obligations.

At Closing, Buyer shall deliver to Seller the following:

(a) by wire transfer, in immediately available funds to an account designated by Seller in writing at least three (3) Business Days before Closing, the Purchase Price (less the Performance Deposit, as increased by any interest earned as described in Section 3.2) as adjusted by Section 3.3;

(b)	(ii) a Reporting and Accounting Memorandum executed by Buyer in the form attached as Exhibit E;

(c)	a certificate by an authorized officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in Section 12.1(a) and Section 12.1(b) have been fulfilled;

(d)	all other instruments, documents and other items reasonably
necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

    13.4.                 Joint Closing Obligations.

At least five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer for Buyer’s review and comment a settlement statement setting forth, in reasonable detail, Seller’s good faith computation of the adjustments provided for in Section 3.3 (which computation shall be based on actual amounts (rather than estimated amounts) in Seller’s possession)) (herein called the “Preliminary Settlement Statement”). Both Parties at Closing shall execute the Preliminary Settlement Statement evidencing the Performance Deposit (as increased by any interest earned as described in Section 3.2) and all adjustments to the Purchase Price taken into account at Closing.  All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurred, and each shall be a condition precedent to the other.

ARTICLE 14. - LIMITATIONS ON WARRANTIES AND REMEDIES

THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS.  THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS, AND WITH ALL FAULTS" AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLER.  IT IS UNDERSTOOD AND AGREED THAT, PRIOR TO CLOSING, BUYER SHALL HAVE INSPECTED THE ASSETS FOR ALL PURPOSES AND HAS SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN ITS "AS IS, WHERE IS AND WITH ALL FAULTS" CONDITION.  THE WARRANTIES OF SELLER CONTAINED IN ARTICLE 4 OF THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES.

ARTICLE 15. - CASUALTY LOSS AND CONDEMNATION

15.1.                       From and after the Effective Time, but subject to the provisions of 15.2 and 15.3 below, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

15.2.                      If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking, taken together with all other casualty losses and takings, equals or exceeds ten percent (10%) of the Purchase Price, unless this Agreement is terminated pursuant to Article 16, the transactions evidenced by this Agreement shall nevertheless be consummated and Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such casualty as a Title Defect with respect to the affected Asset or Assets under Article 8.  In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

15.3.                      If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss to the Assets as a result of such individual casualty or taking, taken together with all other casualty losses and takings, is less than ten percent (10%) of the Purchase Price, the transaction evidenced by this Agreement shall nevertheless be consummated and Seller shall, at Closing, pay to Buyer all sums paid to Seller by third parties by reason of such casualty or taking and shall assign, transfer and set over to Buyer all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

ARTICLE 16. - DEFAULT AND REMEDIES

16.1.                 Seller's Remedies.

Upon failure of Buyer to comply herewith by the Closing Date, as it may be extended in accordance herewith, but in no event later than August 15, 2011, Seller, as its sole option, may retain the Performance Deposit as a liquidated damage and not as a penalty, and terminate this Agreement, as Seller's sole and exclusive remedy for such default, all other remedies (except as expressly retained in Section 16.3) being expressly waived by Seller. Notwithstanding any provision hereof to the contrary, Seller may retain the Performance Deposit as a liquidated damage only in the event the transaction contemplated by this Agreement is terminated due solely to the material breach hereof by Buyer in the absence of any material breach hereof by Seller.  If the transaction contemplated by this Agreement fails to close or is terminated for any other reason, the Performance Deposit (as increased by any interest earned as described in Section 3.2) shall be returned to Buyer.

16.2.                 Buyer's Remedies.

Upon failure of Seller to comply herewith by the Closing Date, as it may be extended in accordance herewith, Buyer, at its sole option and in addition to any other remedies it may have at law or equity, may (i) enforce specific performance, or (ii) terminate this Agreement.  In the event Buyer elects to terminate this Agreement as set forth above, Seller shall immediately cooperate with Buyer to facilitate return of the Performance Deposit (as increased by any interest earned as described in Section 3.2) to Buyer.

16.3.                 Other Remedies.

Notwithstanding the foregoing, termination of this Agreement shall not prejudice or impair Buyer's obligations under Section 6.3 (and the confidentiality agreement referenced therein).  The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

16.4.                 Effect of Termination.

In the event of termination of this Agreement under this Article 16, the transaction shall not close and neither Buyer nor Seller shall have any further obligations, remedies, liabilities, rights or duties to the other hereunder, except as expressly provided herein.

ARTICLE 17. - ASSUMPTION AND INDEMNITY

17.1.                 Assumed Obligations; Pre-Closing Liabilities.

Upon and after Closing, Buyer shall own the Assets, together with all the rights, duties, obligations, and liabilities accruing after Closing, including the Assumed Obligations and Buyer's indemnity obligations hereunder.  Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations.  Seller agrees to retain and pay, perform, fulfill and discharge all Retained Obligations provided that, notwithstanding anything herein to the contrary, upon the first anniversary of the Closing Date, except as provided below, all of the Retained Liabilities shall be deemed to automatically expire, and the definition of “Assumed Obligations” of Buyer shall thereafter be read to include all of the Retained Liabilities relating to the Assets that arise out of the ownership, operation or use of the Assets prior to, on or after the Effective Time (except Seller's obligations and liabilities (a) with respect to any amounts that may be due and owing Seller's officers, employees or owners, (b) with respect to the Excluded Assets, (c) with respect to any personal injury or death occurring prior to the Effective Time in any way related to any Asset, (d) related to Seller’s  breach of any of Seller’s covenants or agreements in Sections 11.2 through 11.4 contained in this Agreement or (e) Seller’s  breach of any representation or warranty made by Seller contained in Sections 4(a) through 4(f) of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 13.2(k) as it relates to Sections 4(a) through 4(f)).

17.2.                 Buyer's Indemnity.

Buyer agrees to indemnify, defend and hold Seller, Seller’s affiliates, and their officers, directors, agents and representatives, and Seller’s predecessors in interest, and their affiliates and representatives, harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgments of any kind or character including, without limitation, any interest, penalty, reasonable attorneys' fees and other costs and expenses incurred in connection therewith or the defense thereof (collectively the “Claims”), with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of or resulting from:

i.	Upon and after the Closing, the Assumed Obligations;

ii.	Buyer’s breach of any of Buyers covenants or agreements contained in Articles 6, 18, and 19; and

iii.	Buyer’s breach of any of representation or warranty made by Buyer contained in Article 5 of this Agreement or in the certificate delivered by Buyer at Closing pursuant to Section 13.3(c).

For purposes of determining the amount of any Assumed Obligations, such amount shall be reduced by the amount of any insurance benefits and proceeds paid or payable to or for the benefit of Seller in respect of any Claims and any tax benefits and refunds inuring to or for the benefit of Seller.

17.3.	Seller's Indemnity.

 Seller agrees, to indemnify, defend and hold Buyer, Buyer’s affiliates and their officers, directors, agents and representatives, and Buyer’s predecessors in interest and their affiliates and representatives, harmless from and against any and all Claims for or with respect to all liabilities and obligations or alleged or threatened liabilities and obligations caused by, related to, attributable to, or arising out of or resulting from:

.
i.
the Retained Obligations, except for Section 1.19(iii) which is covered below in the Limited Environmental Indemnity Obligation, subject to the limitations set forth in Sections 1.19 and 17.1 of this Agreement;

ii.	Seller’s breach of any of Seller’s covenants or agreements in Sections 11.2 through 11.4 contained in this Agreement; and

iii.
Seller’s breach of any of representation or warranty made by Seller contained in Sections 4(a) through 4(f) of this Agreement or in the certificate delivered by Seller at Closing pursuant to Section 13.2(k) as it relates to Sections 4(a) through 4(f).

The representations and warranties and covenants and related indemnities of the Parties shall survive the execution and delivery of the Assignment and Conveyance subject to the limitations set forth in Section 19.15.

17.4.	Seller’s Limited Environmental Indemnity Obligation.

Seller agrees, to indemnify, defend and hold Buyer, Buyer’s affiliates and their officers, directors, agents and representatives, and Buyer’s predecessors in interest and their affiliates and representatives, harmless from and against any and all Claims for or with respect to all liabilities and obligations or alleged or threatened liabilities and obligations attributable to periods of production during the period of time from November 13, 2003 to the Effective Time which are caused by, related to, attributable to, or arising out of or resulting from Seller’s obligations to pay the proportionate share attributable to the Assets to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and laws with respect to Environmental Obligations or Liabilities (“Limited Environmental Indemnity Obligation”). Seller shall only be responsible for indemnification attributable to Claims under Seller’s Limited Environmental Indemnity Obligation if the aggregate damages attributable to Claims under Seller’s Limited Environmental Indemnity Obligation exceed one percent (1%) of the unadjusted Purchase Price, and then only to the extent the aggregate damages attributable to Claims under Seller’s Limited Environmental Indemnity Obligation exceed one percent (1%) of the unadjusted Purchase Price.    Seller shall not be required to indemnify Buyer, or otherwise be liable with respect to Seller’s Limited Environmental Indemnity Obligation in excess of an amount equal to ten percent (10%) of the unadjusted Purchase Price.  Seller’s Limited Environmental Indemnity Obligation shall survive the execution and delivery of the Assignment and Conveyance subject to the limitations set forth in Section 19.15.

17.5.	Negligence.

THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTIES HERETO.

17.6.	Broker or Finder's Fee.

Each Party hereby agrees to indemnify and hold the other harmless from and against any claim for a brokerage or finder's fee or commission in connection with this Agreement or the transactions contemplated by this Agreement to the extent such claim arises from or is attributable to the actions of such indemnifying Party, including, without limitation, any and all losses, damages, punitive damages, attorneys' fees, costs and expenses of any kind or character arising out of or incurred in connection with any such claim or defending against the same.

17.7.	Indemnification Procedure.

In the event that any Claim for which a party (an "Indemnifying Party"), would be liable to the another party under this Article 17 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 17, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such Claim; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such Claim (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such Claim with counsel of its own choice, at the expense of the Indemnifying Party.  If the Claim is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

ARTICLE 18. – EMPLOYEE-RELATED MATTERS

18.1	Hiring of Employees.

Buyer agrees to interview employees of Seller identified on Schedule 18.1 (the employees so identified being those employees whose job responsibilities relate solely to the operation of the Assets).  Buyer agrees that no later than July 15, 2011, it shall decide to extend or not extend offers of employment to said employees, said offers subject to Closing.  The terms of employment to be offered by Buyer to each employee, shall take into consideration the amount of each employee’s industry experience.  Buyer has no obligation to hire any employees of Seller.  Buyer shall provide written notice to Seller by July 15, 2011 detailing its decision to extend or not extend offers of employment to said employees.

18.2	Change of Employer.

With respect to any of Seller’s employees hired by Buyer, as of the end of the Closing Date, such employees shall be deemed to have resigned their employment with Seller.  Seller shall retain all responsibility for payment of all wages and benefits earned by such employees through the Closing Date, including, without limitation, any severance or other compensation or benefits paid in association with an employee’s termination.

ARTICLE 19. - MISCELLANEOUS

19.1.                 Public Announcements.

The Parties hereto agree that prior to Closing, prior to making any public announcement or statement with respect to the transaction contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties; or (ii) obtain written approval of the other Party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be.  Nothing contained in this paragraph shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent (i) required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction; or (ii) necessary to comply with disclosure requirements of the New York Stock Exchange or other recognized exchange or over the counter, and applicable securities laws. In this connection, Buyer will issue a press release upon the execution of this Agreement substantially in the form set forth in Exhibit F.

19.2.                 Filing and Recording of Assignments, etc.

Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and Buyer shall furnish copies of all such filed and/or recorded documents to Seller.  Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly.  Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate to the fullest extent possible with Buyer in connection with such filings.

19.3.                 Further Assurances and Records.

(a)           After the Closing, each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective Assets, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

(b)           Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement for three (3) years after Closing.  Buyer shall provide Seller and its representatives, during normal business hours and with the Buyer’s prior consent, reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement; (ii) complying with any law, rule or regulation affecting Seller's interest in the Assets prior to the Closing Date; (iii) preparing any audit of the books and records of any third party relating to Seller's interest in the Assets prior to the Effective Time, or responding to any audit prepared by such third parties; (iv) preparing tax returns; (v) responding to or disputing any tax audit; or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

(c)           The Parties agree that within sixty (60) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, they will coordinate and use their commercially reasonable efforts to remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and Buyer will not thereafter make any use whatsoever of such names, marks and logos without Seller’s prior written consent.

(d)           To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all best efforts, but without any obligation to incur any material cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer (i) access to files, records and data relating to the Assets in the possession of third parties; and (ii) access to wells constituting a part of the Assets operated by third parties for purposes of inspecting same.

(e)           Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

19.4.                 Notices.

Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address of the Parties to be notified as set forth below and addressed as follows:
If to Seller, as follows:

EnerVest Energy Institutional Fund X-A, L.P.
EnerVest Energy Institutional Fund X-WI, L.P.
1001 Fannin Street, Suite 800
Houston, Texas 77002
Attn: Philip B. Berry
Telephone:                                (713) 495-5315
Facsimile:                                (713) 615-7799

If to Buyer, as follows:

Vanguard Permian, LLC
Encore Energy Partners Operating, LLC
5847 San Felipe, Ste. 3000
Houston, Texas 77057
Attn: Chris Raper
Telephone:                                (832-377-2240)
Facsimile:                                (832-327-2260

Provided, however, that any notice required or permitted under this Agreement will be effective if received verbally by the proper Party within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period.  Any Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

19.5.                 Incidental Expenses.

Buyer shall bear and pay (i) all state or local government sales, transfer, gross proceeds, or similar taxes (but not any income taxes or taxes measured by income) incident to or caused by the transfer of the Assets to Buyer, (ii) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer; and (iii) all filing, recording or registration fees for any assignment or conveyance delivered hereunder.  Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

19.6.                 Waiver.

Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance.  Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect such Party's right to enforce the same.  No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

19.7.                 Binding Effect; Assignment.

All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective successors and assigns.  The rights of each Party under this Agreement are personal to that Party and may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other Party, which may be withheld for any reason whatsoever; provided, however, Buyer shall have the right to assign its interests hereunder, without the consent of Seller, to any affiliated entity. Any attempt to assign this Agreement over the objection or without the express written consent of the other Party shall be absolutely void.

19.8.                 Taxes.

(a)           Seller shall be responsible for and shall pay all taxes of any kind attributable to or arising from the ownership or operation of the Assets prior to the Effective Time.  Buyer shall be responsible for and shall pay all taxes attributable to or arising from the ownership or operation of the Assets after the Effective Time.  Any Party which pays such taxes for the other Party shall be entitled to prompt reimbursement upon evidence of such payment.  Each Party shall be responsible for its own federal income taxes, if any, as may result from this transaction.

(b)           If this transaction is determined to result in state sales or transfer taxes, Buyer shall be solely responsible for any and all such taxes due on the Assets acquired by Buyer by virtue of this transaction.  If Buyer is assessed such taxes, Buyer shall promptly remit same to the taxing authority.  If Seller is assessed such taxes, Buyer shall reimburse Seller for any such taxes paid by Seller to the taxing authority.

19.9.                 Confidentiality of Agreement.

This Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer and Seller until Closing; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer's lenders, if any, and their consultants, who shall be required to keep such information confidential.

19.10.                  Audits.

It is expressly understood and agreed that Seller retains its right to receive its proportionate share of the proceeds from any audits relating to activities prior to the Effective Time and retains liability for its proportionate share of the costs and expenses from any audits relating to activities prior to the Effective Time.

19.11.                  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE THAT THEY HAVE EACH CONSULTED WITH LEGAL COUNSEL OF THEIR SELECTION WITH RESPECT TO THIS TRANSACTION AND THAT THIS TRANSACTION IS NOT SUBJECT TO OR GOVERNED BY THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT 14.41 et seq., BUSINESS &COMMERCE CODE.

19.12.                  Entire Agreement.

This Agreement embodies the entire agreement between the Parties and replaces and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, whether written or oral.  No other agreement, statement, or promise made by any party, or to any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid.  This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto.  The headings herein are for convenience only and shall have no significance in the interpretation hereof.  The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.  It is understood and agreed that there shall be no third-party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable rights in anyone who is not a party or a successor or assignee of a Party hereto.

19.13.                  Exhibits and Schedules.

All Exhibits and Schedules attached to this Agreement, and the terms of those Exhibits and Schedules which are referred to in this Agreement, are made a part hereof and incorporated herein by reference.

19.14.                  Delivery of Files After Closing.

The Assets set out in Section 1.16(d) shall be provided by Seller to Buyer as soon as reasonably possible utilizing its best efforts after the Closing Date at a location to be specified by Seller.  Any transportation, postage, copying or delivery costs from Seller's offices shall be at Buyer's sole cost, risk and expense.

19.15.                  Survival.

With the exception of the representations and warranties set forth in Section 4 (g) through Section 4 (t) inclusive, the covenants or agreements in Section 11.1, and the Limited Environmental Indemnity Obligation, notwithstanding anything herein to the contrary, all of the representations, warranties, indemnities, covenants and agreements of or by the Parties hereto shall survive the execution and delivery of the Assignment and Conveyance indefinitely.  The representations and warranties set forth in Section 4(g) through Section 4(t) inclusive and the covenants or agreements in Section 11.1 shall terminate upon the Closing Date of this transaction.  The Limited Environmental Indemnity Obligation shall terminate on the first anniversary of the Closing Date of this transaction, except with respect to claims for indemnification with respect to the Limited Environmental Indemnity Obligation as to which notice has been received in accordance with Article 17 on or before the first anniversary of the Closing Date of this transaction.

  19.16.               Subsequent Adjustments.

 Regardless of the date set for the Final Settlement, Buyer and Seller agree that their intent is to allow for the earliest practical forwarding of revenue and reimbursement of expenses between them, and Seller and Buyer recognize that either may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other.  Therefore, upon receipt of net proceeds or payment of net expenses due to or payable by the other Party hereto, whichever occurs first, Seller or Buyer, as the case may be, shall submit a statement to the other Party hereto showing the relevant items of income and expense. Payment of any net amount due by Seller or Buyer, as the case may be, on the basis thereof shall be made within ten (10) days of receipt of the statement.

19.17.                 Counterparts.

This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one (1) agreement. This Agreement and all certificates, agreements, instruments and documents referred to in this Agreement may be executed and delivered by facsimile or other electronic transmission.

19.18.                 No Representation as to Operatorship.

Seller makes no representation as to Buyer’s ability to be elected operator of any of the Assets; however, Seller shall utilize its reasonable business efforts to assist Buyer in being elected operator of the Assets.

19.19.                 Several Liability.

Seller and Buyer agree that any representations, warranties, certifications, covenants, agreements and indemnification obligations of Buyer under this Agreement or any certificates, agreements, instruments and documents referred to in this Agreement are made by each of Vanguard Permian, LLC, and Encore Energy Partners Operating, LLC, severally in proportion to its respective interest in the Assets, and any liability or obligation is respect of such representations, warranties, certifications, covenants, agreements and indemnification obligations shall be several on such basis and not joint or collective.

[Balance of Page Intentionally Left Blank
Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

EnerVest Energy Institutional Fund X-A, L.P.
EnerVest Energy Institutional Fund X-WI, L.P.

By:           EnerVest, Ltd.,
Its general partner

By:           EnerVest Management GP, L.C.,
Its general partner

By:         /s/ James M. Vanderhider
James M. Vanderhider,
Executive Vice President and
Chief Financial Officer

BUYER:

Vanguard Permian, LLC

By:           Vanguard Natural Gas, LLC,
Its Sole Member

By:         /s/ Scott W. Smith
Scott W. Smith,
President

Encore Energy Partners Operating, LLC

                By:           Encore Energy Partners GP, LLC,
Its General Partner

By:        /s/ Scott W. Smith
               Scott W. Smith,
President and CEO